UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person

     Douglas L. Hawthorne
     4325 Delco Dell
     Kettering, OH  45429
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2.   Issuer Name and Ticker or Trading Symbol

     American Resources of Delaware, Inc.
     (GASS)
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3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

     ###-##-####
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4.   Statement for Month/Year

     February 1998
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     [X]  Director
     [X]  Officer; Title - Chairman of the Board
     [ ]  10% Owner
     [ ]  Other (specify below)

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7.   Individual or Joint/Group Filing
     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person

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
Table I - Non-Derivative Securities Acquired,
    Disposed of, or Beneficially Owned

                                 Transaction    Securities Acquired (A)                                         Nature of
                                    Code          or Disposed of (D)      Amount of Securities  Ownership Form: Indirect
                   Transaction   -----------   -------------------------   Beneficially Owned   Direct (D) or   Beneficial
Title of Security     Date       Code     V    Amount  (A) or (D)  Price    At End of Month     Indirect (I)    Ownership
-----------------     ----       ----     -    ------  ----------  -----    ---------------     ------------    ---------
Common Stock
$.00001 par value    2/9/98        P              500      A       $2.50        123,192               I           (1)

Common Stock
$.00001 par value    2/13/98       P            4,500      A       $2.50        123,192               I           (1)

Table II - Derivative Securities Acquired,
    Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

                                                                         Title and
                                             Number of      Date         Amount of
                                            Derivative   Exercisable     Underlying             Number of   Ownership
                                            Securities       and         Securities             Derivative    Form of    Nature
            Conversion                       Acquired    Expiration      ----------             Securities  Derivative     of
                or               Trans-       (A) or        Date               Amount    Price    Benefi-    Security:  Indirect
              Exercise           action      Disposed   --------------            or       of     cially      Direct     Benefi-
 Title of    Price of   Trans-    Code        of (D)    Date   Expira-         Number   Deriv-   Owned at     (D) or      cial
Derivative  Derivative  action   ------     ----------  Exer-   tion             of      ative    End of     Indirect    Owner-
 Security    Security    Date   Code   V    (A)    (D)  cisable Date    Title  Shares  Security    Month        (I)       ship
----------  ----------  ------  ----   -    ---    ---  ------- -----   -----  ------  --------  ---------   --------    -------

NONE

Explanation of Responses:

(1)  Acquired by Douglas L. Hawthorne, Trustee for Douglas L.
     Hawthorne Money Purchase Plan U/A/D 2/22/95 Retirement Plan
     001, of which Mr. Hawthorne is a beneficiary.



                              /s/ Douglas L. Hawthorne
                              ----------------------------------

                              Date:  March 10, 1998